SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ANNUITY AND LIFE RE (HOLDINGS), LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Annuity and Life Re (Holdings), Ltd.

Cumberland House
1 Victoria Street
Hamilton, HM 11, Bermuda

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 3, 2003

TIME	3:00 p.m., local time on Tuesday, June 3, 2003

PLACE	Fairmont Hamilton Princess Hotel 76 Pitts Bay Road Pembroke, HM 08, Bermuda

ITEMS OF BUSINESS	(1) To elect six directors to hold office as specified in the Proxy Statement.

(2) To ratify the appointment of KPMG as independent accountants for the Company for the current fiscal year.

(3) To act upon any other matters properly coming before the Annual Meeting or any adjournment thereof.

RECORD DATE	The close of business on March 14, 2003 has been fixed as the record date for the Annual Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual Meeting and any adjournment or postponement thereof.

IMPORTANT	It is important that your shares be voted at the Annual Meeting. Please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the Proxy Statement.

By Order of the Board of Directors,

JOHN F. BURKE
Chief Executive Officer and Chief Financial Officer

April 30, 2003

i

Annuity and Life Re (Holdings), Ltd.

Cumberland House
1 Victoria Street
Hamilton, HM 11, Bermuda

PROXY STATEMENT

       The Annual Meeting of the Shareholders of Annuity and Life Re (Holdings), Ltd. (the “Company”) will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke, HM 08, Bermuda, at 3:00 p.m., local time on June 3, 2003, and at any adjournment thereof (the “Annual Meeting”). We are mailing this Proxy Statement on or about April 30, 2003 to each holder of the Company’s issued and outstanding common shares (the “Common Shares”) entitled to vote at the Annual Meeting in order to furnish information relating to the business to be transacted at the Annual Meeting. We are mailing our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including financial statements, to shareholders with this Proxy Statement. We have included the Annual Report on Form 10-K for informational purposes and not as a means of soliciting your proxy.

      We fixed the close of business on March 14, 2003 as the record date for the Annual Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, there were 26,106,328 outstanding Common Shares.

VOTING AND REVOCABILITY OF PROXIES

      We hope you will be present at the Annual Meeting. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy in the accompanying envelope so that your Common Shares will be represented. The envelope is addressed to the Company’s transfer agent and requires no postage. If you receive more than one proxy card — because you have multiple accounts or hold shares in more than one way — you should sign and return all proxies received in order to be sure all of your Common Shares are voted. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the notice of Annual Meeting and with respect to other matters that may be properly brought before the Annual Meeting.

      The presence, in person or by proxy, of two or more persons representing a majority of the voting power of all outstanding Common Shares entitled vote generally at the Annual Meeting is necessary to constitute a quorum. On each matter voted upon at the Annual Meeting and any adjournment or postponement thereof, each record holder of Common Shares will be entitled to one vote per share, except that with respect to the election of directors, the voting rights of two institutional shareholders of the Company may be restricted. See “Certain Relationships and Related Party Transactions.” In addition, certain provisions of the Company’s Bye-Laws reduce the total voting power of any shareholder who is a “United States person” (as defined in the Bye-Laws) and who beneficially owns 10% or more of the Common Shares to less than 10% of the total voting power of the Company’s capital stock. The Company’s Bye-Laws also reduce the voting power of any shareholder who is not a “United States person” and who owns beneficially 17% or more of the Common Shares to less than 17% of the total voting power of the Company’s capital stock.

      Our directors are elected by a majority of the votes of the Common Shares present, in person or by proxy, at the Annual Meeting and entitled to vote. Approval of Proposal Two requires the affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, at the Annual Meeting and entitled to vote. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on such matter but will count in determining whether a quorum is present. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker nonvotes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

      You may vote your shares at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all directors nominated by the Company’s Board of Directors, and “FOR” the ratification of the appointment of KPMG as the Company’s independent accountants for 2003. If any other business is brought before the Annual Meeting, proxies without voting instructions will be voted, to the extent permitted by the rules and regulations of the United States Securities and Exchange Commission (the “Commission”), in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

      The Company will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of Common Shares. In addition to solicitation by mail or electronic mail, the Company may solicit proxies by telephone, telegraph, facsimile or personally by certain directors, officers and employees of the Company and its subsidiaries without extra compensation, other than reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company.

PROPOSAL ONE

ELECTION OF DIRECTORS

      The Board of Directors has nominated six persons for election as directors. For terms expiring at the Annual Meeting of Shareholders in the year 2006, the nominees are John F. Burke, Henry C.V. Keeling and Robert M. Lichten. For terms expiring at the Annual Meeting of Shareholders in the year 2004, the nominees are Robert P. Johnson and Jeffrey D. Watkins. For terms expiring at the Annual Meeting of Shareholders in the year 2005, the nominee is Albert R. Dowden. Messrs. Burke, Keeling and Lichten are each currently a director of the Company. The Board of Directors recommends that you vote for the election of each of the nominees.

      While the Board of Directors has no reason to believe that the nominees will not be available to serve as a director, if for any reason any of them should become unavailable to serve as a director, the Common Shares represented by proxies will be voted for the election of such substitute nominee(s) as may be designated by the Board of Directors.

      Set forth below is biographical information concerning each nominee for election as a director and each person who is continuing as a director, including the individual’s principal occupation and the period during which such person has served as a director of the Company.

Nominees for Director

      John F. Burke, age 48, has served as a director since being appointed by the Board in 2003, and is President, Chief Executive Officer, Chief Financial Officer and Secretary of the Company. Mr. Burke was hired as the Company’s Chief Financial Officer in September 2001 and assumed responsibility as the Company’s President and Chief Executive Officer effective February 2003. Mr. Burke has worked in the insurance industry for over 25 years and held multiple positions with The Hartford Insurance Group beginning in 1982 and served as President of that company’s Financial Services Fidelity and Surety Operations from 1997 to 1998. Mr. Burke also provided consulting services to Funds Express and served as President of FX Insurance Agency, a related Internet start up company, from 1998 to 2000. From 2000 to 2001, Mr. Burke served as Director of Business Development, Financial Services, at IONA Technologies, an e-business infrastructure company.

      Albert R. Dowden, age 61, has been nominated to serve on the Company’s Board of Directors. Prior to his retirement in 1998, Mr. Dowden served as President and Chief Executive Officer of Volvo Group North America, Inc. and Senior Vice President of its Swedish parent company, AB Volvo. Prior to joining Volvo in 1974 as General Counsel to its North American operations, he practiced law with the New York based international law firm of Rogers & Wells (now Clifford Chance). Mr. Dowden currently serves as a Director of the AIM Funds, a large Houston based family of mutual funds, and Magellan Insurance, a Bermuda based reinsurance company, and is a Founder and Managing Director of The Boss Group, a Houston and London based private investment and management firm. Mr. Dowden also serves as Chairman of The Cortland Trust, a New York based money market fund, and on the Advisory Board of Rotary Power International, a designer and manufacturer of rotary engines. He also serves as a director or chairman of various New York based, and as well as internationally focused, charities. Mr. Dowden has previously served as a director of the Company from 1998 to 2000.

      Robert P. Johnson, age 57, has been nominated to serve on the Company’s Board of Directors. Mr. Johnson was President and Chief Executive Officer of Hamilton Harbour Re from August 2000 through February 2002 and was President and Chief Executive Officer of Marathon Re from January 2000 through July 2000; both Hamilton Harbor Re and Marathon Re were start up insurance companies for which capital raising plans were unsuccessful. From 1993 through December 1999, Mr. Johnson was an independent consulting actuary. Prior thereto, from 1971 through 1993, Mr. Johnson held various positions at North American Reinsurance Corporation and its affiliate, North American Reassurance Company, including Executive Vice President of Atrium Corporation, a subsidiary of North American Reinsurance. Mr. Johnson is a Fellow of the Society of Actuaries.

      Henry C. V. Keeling, age 48, has served as a director since being appointed by the Board in 2003. Mr. Keeling has been Executive Vice President of XL Capital Ltd, a diversified Bermuda-based insurer and reinsurer, and Chief Executive of XL Re since August 1998. He was appointed Chief Executive Officer of XL Capital Ltd’s Reinsurance operations in July 2000. Mr. Keeling held various positions with Mid Ocean Re (now XL Re Ltd) from 1993 to 1998, most recently serving as its President and Chief Operating and Underwriting Officer. He previously served as a director of Taylor Clayton (Underwriting Agencies) Ltd and deputy underwriter for syndicate 51 at Lloyd’s from 1984 through 1992. Mr. Keeling is replacing Brian M. O’Hara who resigned from the Board, as the nominee of XL Capital Ltd. See “Certain Relationships and Related Party Transactions.” Mr. Keeling also serves as a Director of XL Re Ltd and XL Re Latin America Ltd, and is Chairman of XL Re America, Inc. and Le Mans Re.

      Robert M. Lichten, age 62, has served as Deputy Chairman of the Board and a director of the Company since its formation in 1997. Mr. Lichten has been Co-Chairman of Guggenheim Securities, LLC, formerly known as Inter-Atlantic Securities Corp., LLC, and of Inter-Atlantic Capital Partners, Inc. since 1998. Guggenheim and Inter-Atlantic provide investment banking services for insurance companies and other financial services firms. He previously served as a Vice-Chairman of Inter-Atlantic from 1994 to 1998. He currently serves as a director of Magellan Insurance, XL Capital Assurance, a United Stated based subsidiary of XL Capital Ltd, a diversified Bermuda-based insurer and reinsurer and a trustee of Manhattan College. Mr. Lichten served as a Managing Director of Smith Barney Inc. from 1990 to 1994 and as a Managing Director of Lehman Brothers Inc. from 1988 to 1990. Prior thereto, he served as an Executive Vice President of The Chase Manhattan Corporation, where he was responsible for asset liability management and was President of The Chase Investment Bank.

      Jeffrey D. Watkins, age 42, has been nominated to serve on the Company’s Board of Directors. Mr. Watkins is currently the President of Prescott Capital Management and serves as the co-manager of the Prescott Tradition Fund, L.P. and Prescott Mid Cap, L.P. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor, located in Tulsa, Oklahoma.

Directors Whose Terms Expire in 2004

      Michael P. Esposito, Jr., age 63, has served as a director of the Company since its formation in 1997. He has been non-executive Chairman of the Board of XL Capital Ltd since 1995 and a director since 1986. He also serves as a director of Forest City Enterprises, Inc. and Sedgewick CMS Holdings, Inc. Mr. Esposito served as Co-Chairman of Inter-Atlantic Capital Partners, Inc. from 1998 to 2000, having previously served as Vice Chairman from 1994 to 1998. Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1992 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1992.

      Mark Grier, age 50, has served as a director of the Company since 1998. Mr. Grier has been Vice Chairman, Financial Management, of Prudential Financial Inc., a financial services company, since August 2002. He served as a director of Prudential Financial from December 1999 to January 2001, Executive Vice President from December 2000 to August 2002 and as Vice President of Prudential Financial from January 2000 to December 2000. He was elected Executive Vice President of The Prudential Insurance Company of America in May 1995. Since May 1995, he has variously served as Chief Financial Officer, Executive Vice President, Corporate Governance, Executive Vice President, Financial Management, and Vice Chairman, Financial Management, the position he holds at this time. Prior to joining Prudential, Mr. Grier was an executive with Chase Manhattan Corporation. He currently serves as a director of Rochester Gas & Electric Company.

      Jerry S. Rosenbloom, age 63, has served as a director of the Company since 1998. Mr. Rosenbloom has been the Frederick H. Ecker Professor of Insurance and Risk Management at the Wharton School of the University of Pennsylvania since 1974. He currently serves as a director of Harleysville Insurance Group and as a trustee of Century Shares Trust.

Directors Whose Terms Expire in 2005

      Lee M. Gammill, Jr., age 68, has served as a director of the Company since 1998. Mr. Gammill currently serves as Chairman of the Gammill Group, a provider of financial and consulting services to the insurance industry. From 1994 to 1997, Mr. Gammill served as Vice Chairman of the Board of New York Life Insurance Company, where he was employed for more than 40 years. He currently serves as a trustee of the American College Foundation and as a director of Sigaba Corporation and Brightstar LLC.

      Frederick S. Hammer, age 66, has served as Chairman of the Board and a director of the Company since its formation in 1997. Mr. Hammer has been Co-Chairman of Guggenheim Securities, LLC, formerly known as Inter-Atlantic Securities Corp., LLC, and of Inter-Atlantic Capital Partners, Inc., since 1998. Guggenheim and Inter-Atlantic provide investment banking services for insurance companies and other financial services firms. He previously served as a Vice-Chairman of Inter-Atlantic from 1994 to 1998. He currently serves as a director of Magellan Insurance, Tri-Arc Financial Services, Inc. and as trustee of the Madison Square Boys and Girls Club. Mr. Hammer served as Chairman and Chief Executive Officer of Mutual of America Capital Management Corporation from 1993 to 1994 and as President of SEI Asset Management Group from 1989 to 1993. From 1985 to 1989, Mr. Hammer was Chairman and Chief Executive Officer of Meritor Savings Bank, and prior thereto he was an Executive Vice President of The Chase Manhattan Corporation, where he was responsible for its global consumer activities.

      Jon W. Yoskin, II, age 63, has served as a director of the Company since 1998. Mr. Yoskin has been Chairman of the Board and Chief Executive Officer of Tri-Arc Financial Services, Inc., an insurance broker, since 1988, and has served as Chairman of the Board and Chief Executive Officer of Magellan Insurance Company, Ltd. since 1996.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING

“FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Information Concerning Meetings and Certain Committees

      The Board of Directors held seventeen meetings during 2002. The Board has an Audit, Compensation, Corporate Governance, Executive, Finance and Investment, and Underwriting Rules Committee. Each committee reports to the Board. In addition, following the resignation of the Company’s former Chief Executive Officer in 2002, the Board appointed a Transition Committee consisting of Messrs. Hammer and Lichten to oversee the operations of the Company until a new Chief Executive Officer was selected. The Transition Committee was dissolved in February 2003 when Mr. Burke assumed responsibility as the Chief Executive Officer of the Company.

      Audit Committee. The Board has appointed an Audit Committee to review the Company’s internal administrative and accounting controls and to recommend to the Board the appointment of independent auditors. The Audit Committee presently consists of three directors of the Company (Messrs. Grier (Chairman), Gammill and Rosenbloom), none of whom is an officer or employee of the Company or its subsidiaries. During 2002, the Audit Committee met eleven times. More information concerning the Audit Committee is set forth below under “Audit Committee Report.”

      Compensation Committee. The Board has appointed a Compensation Committee to review the performance of corporate officers and the Company’s compensation policies and procedures and to make recommendations to the Board with respect to such policies and procedures. The Compensation Committee also administers the stock option, restricted stock and other incentive compensation plans of the Company. The Compensation Committee presently consists of three directors of the Company (Messrs. Gammill (Chairman), Rosenbloom and Yoskin), none of whom is an officer or employee of the Company or its subsidiaries. During 2002, the Compensation Committee met four times.

      Corporate Governance Committee. The Board has appointed a Governance Committee to review the size and composition of the Board of Directors, to assist the Board in selecting new directors and to make a report annually to the Board on its effectiveness. Though the Corporate Governance Committee does not solicit shareholder recommendations regarding director nominees to be proposed by the Board, it will consider such recommendations if they are made. Recommendations regarding director nominees to be proposed by the Board, along with relevant qualifications and biographical material, should be sent to the Secretary of the Company. Director nominees to be proposed by a shareholder must comply with the provisions of the Company’s Bye-Laws. The Corporate Governance Committee consists of four directors of the Company (Messrs. Rosenbloom (Chairman), Gammill, Grier and Yoskin). During 2002, the Governance Committee met three times.

      Executive Committee. The Board has appointed an Executive Committee to exercise all of the authority of the Board between meetings of the full Board. The Executive Committee, however, does not have authority to take any action on matters committed or reserved by Bermuda law, the Company’s Bye-Laws or resolution of the Board of Directors to the full Board or another committee of the Board. The Executive Committee regularly reviews the Company’s business and reports and makes recommendations to the Board thereon. The Executive Committee presently consists of six directors of the Company (Messrs. Hammer (Chairman), Esposito, Gammill, Grier, Lichten and Rosenbloom). During 2002, the Executive Committee met three times.

      Finance and Investment Committee. The Board has appointed a Finance and Investment Committee to establish and monitor the Company’s investment policies and the performance of the Company’s investment managers. The Finance and Investment Committee presently consists of three directors of the Company (Messrs. Lichten (Chairman), Esposito and Grier). During 2002, the Finance and Investment Committee met four times.

      Underwriting Rules Committee. The Board has appointed an Underwriting Rules Committee to evaluate the Company’s underwriting guidelines and recommend revisions to those guidelines as deemed necessary. The Underwriting Rules Committee presently consists of four directors of the Company (Messrs. Esposito (Chairman), Gammill, Lichten and Yoskin). The Underwriting Rules Committee was constituted in the latter half of 2002 and held no meetings during 2002.

      All directors attended 75% or more of the aggregate meetings of the Board of Directors and Board committees that he was eligible to attend.

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee is an officer or employee of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board or Compensation Committee.

Compensation of Directors

      Directors who are employees of the Company or its subsidiaries are not paid any fees or additional compensation for services as members of the Company’s Board of Directors or any committee thereof. Non-employee directors receive cash in the amount of $25,000 per annum and $1,250 per board or committee meeting attended. The Chairman of the Board and Committee Chairmen receive an additional $2,500 per annum. Non-employee directors who are not directors, officers or employees of Inter-Atlantic or its affiliates are entitled to receive options to acquire 15,000 Common Shares upon their initial election to the Company’s Board of Directors. Such options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. On the date of each annual meeting of the Company’s shareholders, each non-employee director whose term as a director has not ended as of the date of such annual meeting receives options to acquire 2,500 Common Shares. Such options will be immediately exercisable and will have an exercise price equal to the greater of the fair market value of the Common Shares, or the par value thereof, which is $1.00, on the date the option is granted. All directors are reimbursed for travel and other expenses incurred in attending meetings of the Board or committees thereof.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF AUDITORS

      The firm of KPMG served as the Company’s independent accountants for 2002. The Audit Committee has recommended to the Board and the Board has approved KPMG as the Company’s independent accountants for 2003. The Board asks you to ratify the appointment of KPMG to serve as the Company’s independent accountants for 2003 and to authorize the Board to agree on KPMG’s remuneration. The following summarizes the fees incurred by the Company for 2002:

      Audit Fees:

          $1,204,000

      Financial Information Systems Design and Implementation Fees:

          None

      All Other Fees:

          None

      The amount listed under “Audit Fees” above includes amounts incurred by the Company for 2002 in connection with the restatement of the Company’s financial statements for the year ended December 31, 2001.

      The affirmative vote of holders of a majority of the outstanding Common Shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of KPMG. If a majority of the votes cast on this matter are not cast in favor of the appointment of KPMG, the Audit Committee and the Board of Directors in their discretion may select other independent accountants as soon as practicable.

      A representative of KPMG is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”

THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S
INDEPENDENT ACCOUNTANTS FOR 2003.

OTHER MATTERS

      The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those set forth in the attached notice and customary procedural matters. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the Commission and Bermuda law, in accordance with the judgment of the persons voting such proxies.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons beneficially owning more than ten percent of a registered class of the Company’s equity securities (collectively, the “Covered Persons”) to file reports of ownership and changes in ownership of the Company’s securities with the Commission. Copies of such reports also must be provided to the Company. Based solely upon the Company’s review of the reports provided to the Company, and written representations of Covered Persons that no other reports were required, to the Company’s knowledge, all of the Section 16(a) filings required to be made by Covered Persons for 2002 were made on a timely basis, except that Messrs. Esposito, Hammer, Rosenbloom and Yoskin were each late in filing a Form 5 to report a transaction that occurred in December 2001.

      The Company’s non-employee directors are eligible to defer any compensation they are entitled to receive pursuant to the Company’s Director’s Voluntary Deferred Compensation Plan (the “Director’s Deferred Plan”). All amounts deferred pursuant to the Director’s Deferred Plan are placed in an account whose value fluctuates based on the performance of an amount of the Company’s Common Shares that could have been purchased with the deferred amounts on the date of deferral. Although all benefits under the Director’s Deferred Plan are paid in cash at the time the participating director’s service to the Company ends, the participating directors are required to report information regarding the Common Shares on which the value of their deferral accounts are based pursuant to Section 16(a). This information is reported by each participating director on a Form 4 filed when the Company closes its books for each quarterly period and determines the number of Common Shares that could have been purchased based on the closing price of the Company’s Common Shares on the date of each deferral.

      In connection with retention agreements entered into with the Company’s employees during 2002, the Company’s executive officers were granted restricted common shares pursuant to the Company’s Restricted Stock Plan. The terms of the retention agreements are described below under “Employment Arrangements.” Each executive officer filed a Form 4 with respect to these restricted common shares within two business days of executing his or her retention agreement with the Company, which, in each case, was several weeks following the date on which the restricted common shares were offered to the executive officers and recorded by the Company as having been issued.

Executive Officers

      The following provides the name, principal occupation and other pertinent information concerning executive officers of the Company who do not also serve as directors. Information concerning Mr. Burke is set forth above under “Nominees for Director.”

      Robert J. Reale, age 46, has been a Senior Vice President and the Chief Underwriter of the Company since 1998. Mr. Reale, who has over 23 years of experience in the insurance and reinsurance industries, was a consultant at Tillinghast Towers Perrin, a consulting and actuarial company, from 1997 to 1998. He served as a Vice President of Swiss Re Life & Health America, Inc. from 1989 to 1997 and as the President of Swiss-Am Reassurance Company and Atlantic International Reinsurance Company (Barbados), two companies affiliated with Swiss Re, from 1995 to 1996. Mr. Reale has been a Fellow of the Society of Actuaries since 1986.

      Bryan Featherstone, age 49, has been President and Chief Executive Officer of Annuity and Life Re America, Inc., a wholly owned subsidiary of the Company, since 1999. Mr. Featherstone has over 25 years of experience in the insurance and reinsurance industries, and served from 1995 to 1999 as an Executive Vice President and Chief Actuary of Life Reassurance Corp., where he was employed for 11 years. Prior thereto, Mr. Featherstone was employed by Connecticut Mutual Life Insurance Company for 13 years serving in various actuarial positions. Mr. Featherstone has been a Fellow of the Society of Actuaries since 1980.

      Patricia E. McWeeney, age 49, became Vice President and Chief Investment Officer of the Company in October 2000. Ms. McWeeney was employed by Standard & Poor’s Rating Services from 1993 until 2000, where she served as Director of Insurance Ratings. Prior thereto, Ms. McWeeney was employed by MetLife for four years serving as a Portfolio Manager, where she managed assets in excess of $35.0 billion.

      William H. Mawdsley, III, age 52, became Vice President of the Company and Chief Actuary of Annuity and Life Reassurance, Ltd., a wholly owned subsidiary of the Company, in January 2002. Mr. Mawdsley has over 25 years of experience in the life insurance and annuity industries, and held multiple positions with Allmerica Financial beginning in 1973. At Allmerica, Mr. Mawdsley’s responsibilities included all actuarial aspects of individual insurance, and he focused on new individual product development and pricing. Mr. Mawdsley has been a Fellow of the Society of Actuaries since 1976, a Member of the American Academy of Actuaries since 1979, and a Chartered Life Underwriter since 1982.

Executive Compensation

      The following table sets forth certain information for the Company’s last three fiscal years concerning the annual and long-term compensation paid to (i) those who served as the Company’s principal executive officers for portions of 2002, including Lawrence S. Doyle, the Company’s former President and Chief Executive Officer, and Frederick S. Hammer and Robert M. Lichten, former Co-Chairpersons of the Transition Committee of the Board of Directors; and (ii) the Company’s four other most highly compensated executive officers (collectively, the “Named Officers”).

Summary Compensation Table

			Annual Compensation					Long-Term Compensation

								Restricted	Securities
							Other Annual	Stock	Underlying	All Other
Name	Principal Position	Year	Salary		Bonus		Compensation(1)	Awards(2)	Options	Compensation(3)

John F. Burke(4)	Chief Financial	2002	$229,167		$400,000		$101,000	$384,070	40,000	$22,917
	Officer and	2001	$58,333		$75,000		$20,833	—	35,000	$5,833
	Secretary	2000	—		—		—	—	—	—
Robert J. Reale	Senior Vice	2002	$319,167		—		$120,000	$455,352	30,000	$31,917
	President and	2001	$295,833		$150,000		$120,000	—	—	$29,583
	Chief Underwriter	2000	$266,667		$300,000		$116,666	—	50,000	$26,667
Bryan Featherstone	President and Chief	2002	$295,333		—		—	$356,410	20,000	$29,533
	Executive Officer,	2001	$272,500		$100,000		—	—	20,000	$27,250
	Annuity and Life	2000	$258,022		$150,000		—	—	40,000	$25,802
	Re America
Patricia E. McWeeney(5)	Vice President and	2002	$211,667		—		$120,000	$184,564	10,000	$21,167
	Chief Investment	2001	$195,000		$50,000		$118,333	—	10,000	$19,500
	Officer	2000	$30,833		$185,000	(6)	$8,333	—	20,000	$3,083
Lawrence S. Doyle(7)	Former President	2002	$437,500		—		$120,000	—	50,000	$43,750
	and Chief	2001	$520,833		$250,000		$120,000	—	—	$52,083
	Executive Officer	2000	$479,167		$825,000		$120,000	—	100,000	$47,917
Frederick S. Hammer	Co-Chairperson of	2002	$241,875	(8)	—		—	—	—	—
	the Transition	2001	—		—		—	—	—	—
	Committee	2000	—		—		—	—	—	—
Robert M. Lichten	Co-Chairperson of	2002	$225,000	(9)	$100,000		—	—	—	—
	the Transition	2001	—		—		—	—	—	—
	Committee	2000	—		—		—	—	—	—

(1)	The amounts listed represent monthly housing and travel allowances paid pursuant to employment agreements.

(2)	Represents the dollar value of restricted share awards made to the Company’s employees during 2002, as issued under the Company’s Restricted Stock Plan, based on the closing market price of the Common Shares on the grant dates. During 2002, the Company made two awards of an aggregate 401,000 restricted shares to its employees. The number and value of the aggregate restricted share holdings at December 31, 2002 of the named executive officers are as follows: Mr. Burke: 38,500 shares valued at $89,320; Mr. Reale: 46,600 shares valued at $108,112; Mr. Featherstone: 40,500 shares valued at $93,960; Ms. McWeeney: 26,200 shares valued at $60,784; Mr. Doyle, Mr. Hammer and Mr. Lichten: 0 shares. Aggregate market value is based on the closing market price of the Company’s Common Shares on December 31, 2002, which was $2.32. Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to shareholders of unrestricted shares. The shares granted under the first award vest on February 12, 2005, the third anniversary of the grant date. The shares granted under the second award were issued in connection with retention agreements entered into with the Company’s employees and vest in three equal annual installments commencing on September 30, 2003, the first anniversary of the grant date. However, if there is a “Change of Control,” as defined in the Restricted Stock Plan, the restricted shares will immediately vest.

(3)	The amounts listed represent payment to the Company’s defined contribution retirement program.

(4)	Effective February 28, 2003, Mr. Burke assumed responsibility as President and Chief Executive Officer of the Company; he continues to serve as Chief Financial Officer and Secretary of the Company. The amounts reflected in the table above do not include additional compensation Mr. Burke is entitled to receive under the employment agreement he entered into with the Company in connection with the expansion of his duties. That employment agreement is described below under “Employment Arrangements.” Mr. Burke became an employee of the Company on September 17, 2001.

(5)	Ms. McWeeney became an employee of the Company on October 24, 2000.

(6)	The amount listed represents a one-time signing bonus, which was awarded in 2000 and paid in 2001.

(7)	Mr. Doyle retired from the Company on September 13, 2002.

(8)	Includes $81,875 of fees paid to Mr. Hammer for his service as a non-employee member of the Board of Directors of the Company, in addition to those fees paid to Mr. Hammer as a member of the Transition Committee of the Board. All of Mr. Hammer’s fees have been deferred pursuant to the Company’s Director’s Voluntary Deferred Compensation Plan.

(9)	Includes $65,000 of fees paid to Mr. Lichten as a non-employee member of the Board of Directors of the Company, in addition to those fees paid to Mr. Lichten as a member of the Transition Committee of the Board. Those fees paid to Mr. Lichten for his service on the Transition Committee were deferred pursuant to the Company’s Directors’ Voluntary Deferred Compensation Plan.

Option Grants in 2002

						Potential Realizable Value at
	Number of					Presumed Annual Rate of
	Common	Percent of				Common Share Price
	Shares	Total				Appreciation for
	Underlying	Options		Exercise		Option Term(2)
	Options	Granted to		Price Per	Expiration
Name	Granted	Employees		Share(1)	Date	5.0%	10.0%

John F. Burke(3)	40,000	14.2%		$16.22	2/13/12	$1,056,827	$1,682,820
Robert J. Reale(3)	30,000	10.7%		$16.22	2/13/12	$792,620	$1,262,115
Bryan Featherstone(3)	20,000	7.1%		$16.22	2/13/12	$528,413	$841,410
Patricia E. McWeeney(3)	10,000	3.6%		$16.22	2/13/12	$264,207	$420,705
Lawrence S. Doyle(4)	50,000	17.8%		$16.22	2/13/12	$1,321,034	$2,103,525
Frederick S. Hammer(5)	2,500	N/	A	$19.64	4/25/12	$30,879	$63,025
Robert M. Lichten(5)	2,500	N/	A	$19.64	4/25/12	$30,879	$63,025

(1)	Represents the exercise price per Common Share, which is the closing price of the stock on the date of grant.

(2)	The assumed annual rates of Common Share appreciation are provided for illustrative purposes only, in accordance with the rules and regulations of the Commission, and should not be construed as expected appreciation rates for the price of the Company’s Common Shares.

(3)	The options granted become exercisable in equal increments on each of February 13, 2003, 2004 and 2005.

(4)	The options granted to Mr. Doyle terminated in December 2002 following his retirement.

(5)	The amounts included in the table for Messrs. Hammer and Lichten represent options granted in connection with their service as non-employee members of the Board of Directors of the Company. These options are currently exercisable. No options were granted in connection with their service as members of the Transition Committee of the Board.

Aggregated Option Exercises in 2002 and 2002 Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired		Options at Fiscal Year End		Fiscal Year End(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

John F. Burke	—	—	11,666	63,334	—	—
Robert J. Reale	—	—	186,832	46,667	—	—
Bryan Featherstone	—	—	63,332	46,668	—	—
Patricia E. McWeeney	—	—	16,666	23,334	—	—
Lawrence S. Doyle	—	—	—	—	—	—
Frederick S. Hammer(2)	—	—	9,500	—	—	—
Robert M. Lichten(2)	—	—	9,500	—	—	—

(1)	The value of unexercised options is based on the difference between the exercise price and the closing price of the Company’s Common Shares on December 31, 2002.

(2)	The table above includes options that were granted to Messrs. Hammer and Lichten in connection with their service as non-employee members of the Board of Directors of the Company. No options were granted in connection with their service as members of the Transition Committee of the Board.

Employment Arrangements

      Each of the Named Officers, except for Mr. Doyle, who has retired, and Messrs. Hammer and Lichten, who are not employees of the company (the “Officers”), has an employment agreement with the Company. The employment agreements were approved by the Board of Directors.

      Mr. Burke’s employment agreement includes, among other things, a defined period of employment, post-termination benefits and non-competition and confidentiality provisions. The period of employment, subject to annual one year extensions, is three years. The agreement further provides for a statement of duties and reporting line of authority, base salary, signing bonus, restricted stock and options grants, future target bonus ranges and participation in existing compensation programs and severance benefits. Post-termination benefits vary depending upon the classification of the termination, which include death, disability, with or without cause (as defined), voluntary termination, or for good reason (as defined).

      Upon termination due to death or disability, Mr. Burke will be entitled to receive accrued but unpaid annual base salary, vacation pay and expenses, his annual bonus for the preceding fiscal year if it has been determined but not yet paid, and the payment of welfare and retirement benefits in accordance with existing arrangements, including disability or life insurance benefits, as applicable. In the event Mr. Burke is terminated for cause or Mr. Burke terminates his employment without good reason, he will be entitled to receive accrued but unpaid annual base salary, vacation pay and expenses, and the payment of welfare and retirement benefits in accordance with existing arrangements, including life insurance benefits. If Mr. Burke is terminated without cause or terminates his employment for good reason, he is entitled to receive the amounts described above in connection with termination due to death or disability, as well as one year’s base salary and payment of relocation expenses back to any city in the United States. In addition, all stock options, restricted stock, performance shares and any other stock-based long-term incentive compensation will vest immediately and will be exercisable until the earlier of the fifth anniversary of termination or the end of the scheduled option term.

      The employment agreements for each of the other Officers are for initial terms of three years, with consecutive one year terms thereafter, subject to three months’ advance notice by either party of a decision not to renew.

      Each of these other employment agreements provides that if the Officer is terminated by the Company for serious cause or the Officer resigns without good reason, the Officer will forfeit all bonus amounts for the then current fiscal year, and the Company will be liable to the Officers only for accrued but unpaid salary, accrued but unpaid bonuses from a prior fiscal year and reimbursable business expenses incurred prior to the termination. If the employment of Messrs. Reale, Featherstone, or Ms. McWeeney is terminated by the Company without serious cause or by the employee with good reason, the Company will continue to pay the employee’s base salary for a period of one year from such termination. Additionally, in each such case, Mr. Reale and Ms. McWeeney shall be entitled to travel and housing allowances for six months after the date of termination and reasonable relocation expenses from Bermuda to the United States.

      Pursuant to the employment agreements of Messrs. Reale and Featherstone and Ms. McWeeney, upon a change in control of the Company, the Officers’ respective options to purchase Common Shares of the Company will become exercisable immediately, and if their employment with the Company is terminated without serious cause, or if they terminate their employment with the Company for good reason within one year following a change in control, they will be entitled to receive a lump sum payment equal to two times their respective annual base salaries as of the date of termination. In addition, Mr. Reale and Ms. McWeeney will be entitled to receive travel and housing allowances for one year from the date of termination, reasonable relocation expenses from Bermuda to the United States plus an amount equal to any income taxes payable by them by reason of such payments occurring in connection with a change of control.

      During 2002, the Board of Directors approved retention agreements for each of the Officers, including Mr. Burke. Pursuant to the retention agreements, each Officer was provided a retention bonus, a portion of which was paid in September 2002, with the balance to be paid on the earlier of May 31, 2003 or upon a change of control (the “Bonus Date”). However, if an Officer’s employment is terminated for serious cause or if an Officer terminates employment for other than good reason before the Bonus Date, then such Officer must repay to the Company the portion of the retention bonus already paid and will not receive the balance of the retention bonus. In addition, the retention agreements granted the Officers restricted common shares pursuant to the Company’s Restricted Stock Plan and increased the Officers’ base salary.

      The Company has historically maintained an Officer’s Deferred Compensation Plan (the “Officer’s Deferred Plan”) pursuant to which the Company’s officers were entitled to defer a portion of their salaries before taxes. The Officer’s Deferred Plan was terminated during 2002 and all amounts deferred were distributed to participating officers in accordance with the terms of the Plan.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report, Performance Graph and Audit Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

      The Compensation Committee recommends the Company’s compensation policies and procedures to the Board of Directors, reviews performance of Company officers, approves base salary levels and administers the Company’s stock option, restricted stock and other incentive compensation plans.

      The Board of Directors and the Compensation Committee believe that the Company’s continuing operations require a small, highly motivated and professional staff. The Company’s compensation policies, therefore, are designed to retain and motivate such a staff by providing competitive levels of compensation and appropriate incentives for continued employment.

      The Executive Compensation Program adopted by the Compensation Committee combines base salary, annual bonus and long-term incentive in the form of a stock ownership program. Base salaries are governed by employment agreements negotiated between the Company and senior management. Base salary levels and adjustments thereto are based on individual responsibilities and performance expectations as to future contributions, market salary rates and cost of living factors. Annual bonus compensation has historically included a substantial at-risk component, to provide a link between Company and individual performance. To further align the interests of senior management with the interests of shareholders, the program provides management with a significant stock ownership component to their compensation program through the Company’s Initial Stock Option Plan and Restricted Stock Plan.

      The Company adopted its Initial Stock Option Plan to provide stock options to employees as a means of creating long-term compensation incentives. Option grants are made at the greater of par value or fair market value on the date of grant and vest cumulatively to the extent of one third of the amount granted on each of the first three anniversary dates of the effective date of such grants. A total of 281,000 options were granted to employees during 2002.

      The Company has also adopted a Restricted Stock Plan to create additional long-term compensation incentives for its employees. Restricted shares granted pursuant to the Restricted Stock Plan generally may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of by the employee receiving such shares until the restrictions lapse in accordance with conditions established at the time of the grant. During 2002, the Company made two awards of an aggregate 401,000 restricted shares to its employees. The shares granted under the first award vest on the third anniversary of the grant date, while the shares granted under the second award vest in three equal annual installments commencing on the first anniversary of the grant date.

      The Company has historically awarded bonuses based on individual and corporate performance during the prior fiscal year in relationship to established performance targets. Factors taken into consideration in making awards include, but may not be limited to, share performance relative to a peer group or other index, revenue and business growth, investment management results and return on shareholder equity. The most heavily weighted factor is the growth of operating income.

      Based on the foregoing criteria, no performance bonuses were awarded to the Company’s senior management for 2002. However, in recognition of his efforts on behalf of the Company, Mr. Burke was awarded a bonus of $400,000. Further, in recognition of the need to retain the skill and knowledge of the Company’s employees, the Board, upon recommendation of the Compensation Committee, offered retention agreements to each of the Company’s employees that combined increases in base salary, bonus payments and grants of restricted stock under the Company’s Restricted Stock Plan. The Company is currently considering the payment of additional cash bonuses to certain of its employees in recognition of individual performance and for retention purposes.

      Mr. Doyle’s base salary through his retirement on September 13, 2002, was governed by the employment agreement between him and the Company, as adjusted by the Compensation Committee to reflect the factors noted above that the Compensation Committee applies to all senior executives. Based upon the same measures used for all senior executives of the Company, including, but not limited to, the share performance of the Company relative to a peer group or other index, revenue and business growth, investment management results and return on shareholder equity, Mr. Doyle was not awarded a bonus for 2002.

      Messrs. Hammer and Lichten were each paid a fee for their service as Co-Chairpersons of the Transition Committee pursuant to letter agreements with the Company. These fees were in addition to fees they received as non-employee members of the Board. The Board, upon the recommendation of the Compensation Committee, approved the terms and conditions of the letter agreements, based on the additional duties Messrs. Hammer and Lichten agreed to undertake as members of the Transition Committee. At the request of Messrs. Hammer and Lichten, a portion of the fees otherwise payable to them for their service on the Transition Committee was paid to their employer, Guggenheim Securities, LLC. Messrs. Hammer and Lichten deferred the remainder of the fees payable in connection with their service on the Transition Committee pursuant to the Company’s Director’s Voluntary Deferred Compensation Plan. These deferred fees were placed in an account whose value fluctuates based on the performance of an amount of the Company’s Common Shares that could have been purchased with the deferred fees on the date of deferral.

THE COMPENSATION COMMITTEE

Lee M. Gammill, Jr. (Chairman)
Jerry S. Rosenbloom
Jon W. Yoskin, II

Performance Graph

      The graph set forth below compares the cumulative total returns to holders of Common Shares of the Company with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Life/Health Index for the period beginning April 8, 1998, the date of the Company’s initial public offering, through December 31, 2002. The indices are included for comparative purposes only. They do not necessarily reflect management’s opinion that such indices are an appropriate measure of relative performance of the Company’s Common Shares and are not intended to forecast or be indicative of future performance of the Common Shares. The graph assumes that the value of the investment in the relevant stock or index was $100 on April 8, 1998, and that all dividends were reinvested. The closing market price of the Company’s Common Shares on December 31, 2002, was $2.32 per share.

Audit Committee Report

      In connection with the financial statements for the year ended December 31, 2002, the Audit Committee reviewed and discussed the audited financial statements with management; discussed with the auditors the results of their audit and the matters required by Statement of Auditing Standard No. 61; and received from the auditors a letter providing the disclosure required by Independence Standard Board Standard No. 1 and discussed with the auditors the information required to determine the auditor’s independence. Based on the results of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year filed with the Commission.

      The Board has adopted a written charter setting out the audit related functions the Committee is to perform. The Board has confirmed that the members of the Audit Committee are independent, as defined in the New York Stock Exchange listing standards.

      The fees paid to our independent auditors for audit services during 2002 are listed on page 7 of this Proxy Statement. KPMG provided no other services to the Company during 2002.

THE AUDIT COMMITTEE

Mark Grier (Chairman)
Lee M. Gammill, Jr.
Jerry S. Rosenbloom

Principal Shareholders

      Except as otherwise noted, the table below sets forth, as of April 3, 2003, certain information regarding the beneficial ownership of Common Shares by (a) each shareholder known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Common Shares, based upon Company records or the records of the Commission, (b) each director and nominee of the Company, (c) each of the Named Officers, and (d) all of the current directors, nominees and executive officers of the Company as a group. Each of the shareholders named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated. Information regarding beneficial ownership of shareholders that are not directors and/or officers of the Company is based on filings with the Commission available to the Company. Unless otherwise indicated, the address for each beneficial owner listed is c/o Annuity and Life Re (Holdings), Ltd., Cumberland House, 1 Victoria Street, P.O. Box HM 98, Hamilton, HM 11, Bermuda.

		Percent of
	Amount of	Class of
Name of Beneficial Owner	Common Shares	Common Shares

Summit Capital Management, LLC(1)	3,838,000	14.7%
XL Capital Ltd(2)	3,340,380	12.8%
Prescott Group Aggressive Small Cap, L.P.(3)	3,177,400	12.2%
Pzena Investment Management, LLC(4)	1,870,600	7.2%
Overseas Partners, Ltd.(5)	1,773,050	6.8%
Michael P. Esposito, Jr.(6)	681,125	2.6%
Frederick S. Hammer(7)	467,141	1.8%
Robert J. Reale(8)	281,376	1.1%
John F. Burke(9)	279,500	1.1%
Robert M. Lichten(10)	272,834	1.0%
Robert P. Johnson	159,225	*
Bryan J. Featherstone(11)	132,499	*
Lawrence S. Doyle(12)	83,974	*
Patricia E. McWeeney(13)	50,582	*
Jerry S. Rosenbloom(14)	34,500	*
Lee M. Gammill, Jr.(14)	30,000	*
Jon W. Yoskin, II(14)	29,900	*
Mark Grier(14)	24,500	*
Albert R. Dowden	—	*
Henry C.V. Keeling(2)	—	*
Jeffrey D. Watkins(3)	—	*
All directors, nominees and executive officers as a group sixteen people(15)	2,472,615	8.9%

*	Less than 1%

(1)	Based on information provided pursuant to an amendment to Schedule 13G filed jointly by Summit Capital Management, LLC, Summit Capital Partners, LP and John C. Rudolf with the Commission on February 14, 2003. The address for Summit Capital Management, LLC is 601 Union Street, Suite 3900, Seattle, WA 98101. Summit Capital Management, LLC and John C. Rudolf each have beneficial ownership of 3,838,000 Common Shares, and Summit Capital Partners, LP also has beneficial ownership of 1,880,100 of those Common Shares.

(2)	Includes 200,000 Common Shares issuable upon exercise of Class B Warrants that are currently exercisable. Henry C.V. Keeling, a director of the Company, is currently an Executive Vice President of XL Capital Ltd and may be considered to have voting and investment control over the Common Shares and Warrants owned by XL Capital Ltd. The address for XL Capital Ltd is XL House, 1 Bermudiana Rd, P.O. Box 2245, Hamilton, HM JX, Bermuda.

(3)	Based on information provided pursuant to a Schedule 13G filed jointly by Prescott Group Aggressive Small Cap, L.P. and Phil Frohlich with the Commission on February 27, 2003 and on information subsequently furnished to the Company on a Form 4, reflecting the purchase of an additional 572,300 Common Shares on March 21, 2003. Jeffrey D. Watkins, a nominee for election as a director of the Company, is currently the President of Prescott Capital Management, an affiliate of Prescott Group Aggressive Small Cap, L.P and may be considered to have voting and investment control over the Common Shares owned by Prescott Group Aggressive Small Cap, L.P. The address for Prescott Group Aggressive Small Cap, L.P. and Phil Frohlich is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104. The Schedule 13G indicates that Phil Frohlich has beneficial ownership of 2,605,100 Common Shares, and Prescott Group Aggressive Small Cap, L.P. also has beneficial ownership of 2,481,700 of those Common Shares.

(4)	Based on information provided pursuant to an amendment to Schedule 13G filed by Pzena Investment Management, LLC with the Commission on February 5, 2003. The address for Pzena Investment Management, LLC is 830 Third Avenue, 14th Floor, New York, NY, 10022.

(5)	Includes 125,000 Common Shares issuable upon exercise of Class B Warrants that are currently exercisable. The address for Overseas Partners, Ltd. is Mintflower Place, 8 Par-la-Ville Road, PO Box HM 1581, Hamilton HM 08 Bermuda.

(6)	Includes 9,500 Common Shares issuable upon exercise of options that are currently exercisable. Includes 100,000 Common Shares held by M.A.&M. Esposito Company, 22,500 Common Shares held by Red Towers Securities and 20,500 Common Shares held by Esposito Company, companies in which Mr. Esposito has voting control. Includes 506,625 Common Shares issuable upon exercise of Class A Warrants that are currently exercisable. Does not include 150,000 Common Shares issuable upon exercise of Class A Warrants owned by adult children of Mr. Esposito, as to which he disclaims beneficial ownership.

(7)	Includes 9,500 Common Shares issuable upon exercise of options that are currently exercisable. Includes 437,641 Common Shares issuable upon of Class A Warrants that are currently exercisable. Does not include 86,841 Common Shares issuable upon exercise of Class A Warrants owned by certain trusts for the benefit of Mr. Hammer’s children and grandchildren, as to which he disclaims beneficial ownership.

(8)	Includes 213,499 Common Shares issuable upon exercise of options that are currently exercisable. Does not include 20,000 Common Shares issuable upon exercise of options that are not currently exercisable.

(9)	Includes 24,999 Common Shares issuable upon exercise of options that are currently exercisable. Does not include 300,001 Common Shares issuable upon exercise of options that are not currently exercisable.

(10)	Includes 9,500 Common Shares issuable upon exercise of options that are currently exercisable. Includes 253,334 Common Shares issuable upon exercise of Class A Warrants that are currently exercisable. Does not include 203,291 Common Shares issuable upon exercise of Class A Warrants owned by certain trusts for the benefit of Mr. Lichten’s children and grandchildren, as to which he disclaims beneficial ownership.

(11)	Includes 89,999 Common Shares issuable upon exercise of options that are currently exercisable. Does not include 20,001 Common Shares issuable upon exercise of options that are not currently exercisable.

(12)	Does not include 915,640 Common Shares underlying options that terminated in December 2002 following Mr. Doyle’s retirement.

(13)	Includes 23,332 Common Shares issuable upon exercise of options that are currently exercisable. Does not include 16,668 Common Shares issuable upon exercise of options that are not currently exercisable.

(14)	Includes 24,500 Common Shares issuable upon exercise of options that are currently exercisable.

(15)	Includes 1,197,600 Common Shares issuable upon exercise of Warrants that are currently exercisable and 481,662 Common Shares issuable upon exercise of options that are currently exercisable. Does not include 363,337 Common Shares issuable upon exercise of options that are not currently exercisable.

Certain Relationships and Related Party Transactions

Director Nominee Arrangements

      XL Capital Ltd (“XL Capital”) and Overseas Partners, Ltd., who are shareholders who own greater than five percent of the Common Shares of the Company, each have the right to nominate one person for election as a director of the Company for so long as they own at least 500,000 Common Shares. In exchange for such right (and during any period after such person’s designation but before his or her election), Overseas Partners has agreed that it will not vote or permit any of the Common Shares beneficially owned by it to be voted for the election of any director of the Company, other than the nominee selected by it. Henry C. V. Keeling is an Executive Vice President of XL Capital and Chief Executive Officer of XL Capital’s global reinsurance operations, XL Re Ltd (“XL Re”), and he recently replaced Brian M. O’Hara as the formal nominee of XL Capital on the Company’s Board of Directors. Overseas Partners has not designated a nominee.

Shareholders

      Michael P. Esposito, Jr., a director of the Company, currently serves as the non-executive Chairman of the Board of XL Capital. Henry C. V. Keeling is a director of the Company and also currently serves as an officer of XL Capital and is the Chief Executive Officer of XL Re, a subsidiary of XL Capital. See “Director Nominee Arrangements” above. Robert M. Lichten, a director of the Company, serves as a director of a United States-based subsidiary of XL Capital. XL Capital is a major shareholder of the Company.

      The Company has entered into annuity reinsurance agreements with XL Re in the ordinary course of its business. In addition, during the first quarter of 2002, the Company purchased a $10,000,000 excess of loss reinsurance policy from XL Life Ltd (“XL Life”), a subsidiary of XL Capital, to provide protection against minimum interest guarantee payments under the Company’s annuity reinsurance contract with Transamerica Occidental Life Insurance Company paid after January 1, 2002, in excess of a $33,000,000 deductible. The premium paid for this policy was $1.5 million.

      Also during the first quarter of 2002, the Company purchased an aggregate catastrophe excess of loss policy from XL Life providing protection from a single event, excluding acts of terrorism, causing a claim from more than five policyholders. The premium paid for this policy was $1,000,000.

      On December 31, 2002, the Company entered into a transaction with XL Life pursuant to which the Company transferred certain blocks of life reinsurance business to XL Life. Under the agreement with XL Life, the Company novated five blocks of life reinsurance business to XL Life, which in turn entered into a 50% quota share reinsurance contract with the Company with respect to four of those blocks of business. As a result of the transaction, the Company incurred a loss of approximately $26.5 million, primarily as a result of a write down of deferred acquisition costs of $38.7 million (which was partially offset by a net ceding commission to the Company of $18.0 million), a write off of prepaid expenses of $2.4 million and transaction costs of approximately $3.2 million. The agreement also provides that XL Life will receive an additional payment of $5 million if, during the 18 months following the agreement, the Company receives new capital funding of at least $35 million and the Company’s stock trades at a price at or above $5.00 per share for a period of 20 out of any 30 consecutive trading days.

      In connection with the transaction with XL Life, the Company terminated a reinsurance agreement to which it was a party. Pursuant to the terms of that agreement, a reinsurer had made cash deposits with the Company of approximately $147 million that were funded primarily through a $265 million credit agreement to which the reinsurer was a party. The reinsurer’s obligations under the credit agreement had been guaranteed through a financial guaranty insurance policy issued by an affiliate of XL Capital. This financial guaranty insurance policy was terminated in connection with the termination of the reinsurance agreement.

      Jeffrey D. Watkins, a nominee for election as a director of the Company, is currently the President of Prescott Capital Management. Prescott Group Aggressive Small Cap, L.P., an affiliate of Prescott Capital Management, is a major shareholder of the Company.

      The Prudential Investment Corporation serves as one of the Company’s investment managers. The Company has agreed to pay a fee for investment management services to The Prudential Investment Corporation based upon the amount of funds managed. The fee is based upon a sliding scale and has been determined on an arms-length basis. The Company also has entered into a life reinsurance agreement with the Prudential Insurance Company of America. These contracts have been negotiated under normal commercial terms. Prudential Insurance Company of America is a shareholder of the Company, and Mark Grier, one of the Company’s directors, is an executive officer of Prudential Financial, Inc., an affiliate of both Prudential Insurance Company of America and Prudential Investment Corporation.

Guggenheim Securities, LLC

      In 1998, Inter-Atlantic Securities Corp., LLC, now known as Guggenheim Securities, LLC agreed to provide financial advisory and other services to the Company for a term of five years in exchange for four annual payments of $600,000. Such services primarily relate to the development of new products and such other services as the Company may request. In 1999, the Company prepaid this fee at a discount of 10%. Frederick S. Hammer, non-executive Chairman of the Board and a director of the Company, and Robert M. Lichten, non-executive Deputy Chairman of the Board and a director of the Company, currently serve as Co-Chairmen of Guggenheim Securities, LLC. The contract was negotiated under normal commercial terms. At the request of Messrs. Hammer and Lichten, a portion of the fees otherwise payable to them for their service on the Transition Committee of the Board of Directors of the Company was paid to their employer, Guggenheim Securities, LLC. Messrs. Hammer and Lichten deferred the remainder of the fees payable in connection with their service on the Transition Committee pursuant to the Company’s Director’s Voluntary Deferred Compensation Plan.

Transactions with Management

      During 1998, Mr. Doyle, a former officer of the Company, and Mr. Reale, a current officer of the Company, purchased an aggregate total of 113,476 Common Shares from the Company. The Company made loans to Messrs. Doyle and Reale in the amounts of $500,000 and $150,000, respectively, to partially finance such purchases. Such loans bear interest at 7% per annum. As of December 31, 2002, the amount outstanding under the loans to Messrs. Doyle and Reale was $701,276 and $210,383, respectively. The outstanding loans and accrued interest became due and payable in April 2003. The Company is currently working with Mr. Reale to reach an agreement regarding the satisfaction of his loan obligations. Any such agreement may affect the other terms and conditions of Mr. Reale’s employment with the Company. The Company is currently attempting to negotiate similar arrangements with its other officers with outstanding loans from the Company. The Company intends to pursue repayment in full of all amounts due from Mr. Doyle.

      During 2002, the Company loaned Mr. Burke, an officer of the Company, $250,000 to finance the purchase of Common Shares of the Company. The loan was repaid in full during 2003.

Proposals of Shareholders

      Under Securities and Exchange Commission rules, certain shareholder proposals may be included in the Company’s proxy statement. Any shareholder desiring to have such a proposal included in the Company’s proxy statement for the Annual Meeting to be held in 2004 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to the attention of the Company’s Secretary at the Company’s executive offices on or before December 31, 2003. Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by the Company’s Secretary at the Company’s executive offices on or before March 16, 2004, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal. The Company has not received any such proposal to be submitted from the floor at the upcoming meeting.

Miscellaneous

      The Company, upon request, will furnish to record and beneficial holders of its Common Shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements but without exhibits and schedules) for the year ended December 31, 2002. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Secretary, at the offices of the Company set forth on page one of this Proxy Statement.

By Order of the Board of Directors,

JOHN F. BURKE
Chief Executive Officer, Chief Financial Officer and Secretary

April 30, 2003

PROXY

ANNUITY AND LIFE RE (HOLDINGS), LTD.

This Proxy is solicited on behalf of the Board of Directors.
Please mark, sign, date and return the proxy card
promptly using the enclosed envelope.

The undersigned, revoking all prior proxies, hereby appoints John F. Burke or failing him, the Chairman of the Annual Meeting, as the undersigned’s proxies, with full power of substitution, to vote all the common shares of Annuity and Life Re (Holdings), Ltd. (the “Company”) standing in the name of the undersigned on the Company’s books on March 14, 2003, at the Annual Meeting of Shareholders of the Company to be held on June 3, 2003, at 3:00 p.m., at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke, HM 08, Bermuda, or at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

SEE REVERSE SIDE

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

[X] Please mark your votes as in this example.

This Proxy, when properly executed and timely delivered, will be voted as directed herein. If no direction is given, this Proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposal 2.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.	Election of Directors:
FOR ☐ WITHHELD ☐
Nominee(s):

John F. Burke Albert R. Dowden Robert P. Johnson Henry C.V. Keeling Robert M. Lichten Jeffrey D. Watkins

☐ For, except vote withheld from the following nominee(s):

2.	To appoint KPMG as the Company’s independent accountants for 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The signature on this proxy should correspond exactly with the shareholder’s name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as attorney, executor, administrator, trustee or guardian should indicate their full title. Please sign, date and return this Proxy in the enclosed postage paid envelope.

Signature:	Date:	Signature:	Date:

* FOLD AND DETACH HERE *